Exhibit 4.5
FIRST SUPPLEMENTAL INDENTURE
dated as of June 30, 2020
among
Huntington Ingalls Industries, Inc.,
The Guarantor Party Hereto
and
Wells Fargo Bank, National Association,
as Trustee

3.844% Senior Notes due 2025
4.200% Senior Notes due 2030

THIS FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), entered into as of June 30, 2020, among Huntington Ingalls Industries, Inc., a Delaware corporation (the “Company”), Hydroid, Inc., a Delaware corporation (the “Undersigned”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”).
RECITALS
WHEREAS, the Company, the Guarantors parties thereto and the Trustee entered into the Indenture, dated as of March 30, 2020 (the “Indenture”), relating to the Company’s 3.844% Senior Notes due 2025 (the “2025 Notes”) and 4.200% Senior Notes due 2030 (the “2030 Notes” and, together with the 2025 Notes, the “Notes”);
WHEREAS, as a condition to the Trustee entering into the Indenture and the purchase of the Notes by the Holders, the Company agreed pursuant to the Indenture to cause Domestic Subsidiaries that Guarantee Debt under the Credit Agreement or any Wholly Owned Domestic Subsidiary that Guarantees Debt after the Issue Date under any other Credit Facility or Capital Markets Debt to enter into this First Supplemental Indenture to provide Guarantees.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this First Supplemental Indenture hereby agree as follows:
Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.
Section 2. The Undersigned, by its execution of this First Supplemental Indenture, agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including, but not limited to, Article 10 thereof.
Section 3. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.
Section 4. This First Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.
Section 5. This First Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this First Supplemental Indenture will henceforth be read together.

Section 6. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the other parties hereto.

Exhibit 4.5

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

Huntington Ingalls Industries, Inc., as Issuer

By:
Name:
Title:

Hydroid, Inc., as Guarantor

By:
Name:
Title:

Wells Fargo Bank, National Association, as Trustee

By:
Name:
Title: